Exhibit 99.1
SAUL CENTERS, INC.
7501 Wisconsin Avenue, Suite 1500E, Bethesda, Maryland 20814-6522
(301) 986-6200
Saul Centers, Inc. Reports Fourth Quarter 2022 Earnings
March 2, 2023, Bethesda, MD.
    Saul Centers, Inc. (NYSE: BFS), an equity real estate investment trust ("REIT"), announced its operating results for the quarter ended December 31, 2022 (“2022 Quarter”). Total revenue for the 2022 Quarter increased to $62.3 million from $60.2 million for the quarter ended December 31, 2021 (“2021 Quarter”). Net income decreased to $15.4 million for the 2022 Quarter from $15.9 million for the 2021 Quarter. Net income for the 2022 Quarter decreased compared to the 2021 Quarter due to (a) higher interest expense, net and amortization of deferred debt costs of $0.9 million, primarily due to higher interest rates and (b) lower expense recovery income, net of expenses, of $0.6 million, partially offset by (c) higher base rent of $1.1 million. Net income available to common stockholders was $9.1 million ($0.38 per basic and diluted share) for the 2022 Quarter compared to $9.4 million ($0.40 per basic and diluted share) for the 2021 Quarter.
    Same property revenue increased 3.5% and same property operating income increased 1.1% for the 2022 Quarter compared to the 2021 Quarter. We define same property revenue as total revenue minus the revenue of properties not in operation for the entirety of the comparable reporting periods. We define same property operating income as net income plus (a) interest expense, net and amortization of deferred debt costs, (b) depreciation and amortization of deferred leasing costs, (c) general and administrative expenses, (d) change in fair value of derivatives, and (e) loss on early extinguishment of debt minus (f) gain on sale of property and (g) the results of properties not in operation for the entirety of the comparable periods. No properties were excluded from same property results for the 2022 Quarter. Shopping Center same property operating income decreased 1.2% and Mixed-Use same property operating income increased 8.0% for the 2022 Quarter compared to the 2021 Quarter. The decrease in Shopping Center same property operating income was primarily the result of lower expense recovery income, net of expenses, of $0.5 million. The increase in Mixed-Use same property operating income was primarily the result of (a) higher base rent of $0.7 million and (b) lower credit losses on operating lease receivables and corresponding reserves, collectively, of $0.2 million. Same property revenue and same property operating income are non-GAAP supplemental performance measures that the Company considers meaningful in measuring its operating performance. Reconciliations of total revenue to same property revenue and net income to same property operating income are attached to this press release.
As of December 31, 2022, 93.2% of the commercial portfolio was leased (all properties except the residential portfolio), compared to 92.0% at December 31, 2021. The residential portfolio was 97.2% leased at December 31, 2022, compared to 97.1% at December 31, 2021.
    For the year ended December 31, 2022 (“2022 Period”), total revenue increased to $245.9 million from $239.2 million for the year ended December 31, 2021 (“2021 Period”). Net income increased to $65.4 million for the 2022 Period from
$61.6 million for the 2021 Period. The increase in net income was primarily due to (a) higher base rent of $3.4 million, (b) lower interest expense, net and amortization of deferred debt costs of $1.5 million, primarily due to higher capitalized interest, partially offset by (c) lower expense recovery income, net of expenses, of $1.4 million. Net income available to common stockholders was $39.0 million ($1.63 per basic and diluted share) for the 2022 Period compared to $37.2 million ($1.57 per basic and diluted share) for the 2021 Period.
    No properties were excluded from same property results for the 2022 Period. Same property revenue increased 2.8% and same property operating income increased 2.1% for the 2022 Period compared to the 2021 Period. Shopping Center same property operating income increased 0.9% and Mixed-Use same property operating income increased 5.7% for the 2022 Period compared to the 2021 Period. Shopping Center same property operating income increased primarily due to higher base rent of $1.2 million. Mixed-Use same property operating income increased primarily due to (a) higher base rent of $2.2 million and (b) higher parking income, net of expenses, of $0.3 million.
    For the 2022 Quarter, Funds From Operations ("FFO") available to common stockholders and noncontrolling interests (after deducting preferred stock dividends and extinguishment of issuance costs upon redemption of preferred shares) decreased to $24.7 million ($0.74 and $0.72 per basic and diluted share, respectively) from $25.5 million ($0.78 and $0.75 per basic and diluted share, respectively) in the 2021 Quarter. FFO is a non-GAAP supplemental earnings measure that the Company considers meaningful in measuring its operating performance. A reconciliation of net income to FFO is attached to this press release. The decrease in FFO available to common stockholders and noncontrolling interests was primarily due to higher interest expense, net and amortization of deferred debt costs of $0.9 million, primarily due to higher interest rates.
www.SaulCenters.com

    For the 2022 Period, FFO available to common stockholders and noncontrolling interests (after deducting preferred stock dividends and extinguishment of issuance costs upon redemption of preferred shares) increased 2.4% to $103.2 million ($3.10 and $3.04 per basic and diluted share, respectively) from $100.7 million ($3.14 and $3.04 per basic and diluted share, respectively) in the 2021 Period. FFO available to common stockholders and noncontrolling interests increased primarily due to (a) higher base rent of $3.4 million, (b) lower interest expense, net and amortization of deferred debt costs of $1.5 million, primarily due to higher capitalized interest and (c) lower credit losses on operating lease receivables and corresponding reserves, collectively, of $0.7 million, partially offset by (d) higher general and administrative costs of $2.1 million and (e) lower expense recovery income, net of expenses, of $1.4 million.
As of January 31, 2023, payments by tenants of contractual base rent and operating expense and real estate tax recoveries totaled approximately 98.6% for the 2022 Quarter. For additional discussion of how the COVID-19 pandemic has impacted the Company's business, please see Part 2, Item 7 (Management's Discussion and Analysis of Financial Condition and Results of Operations) of our Annual Report on Form 10-K for the year ended December 31, 2022.
Although we are and will continue to be actively engaged in rent collection efforts related to uncollected rent, and we continue to work with certain tenants who have requested rent deferrals, we can provide no assurance that such efforts or our efforts in future periods will be successful. As of December 31, 2022, of the $9.4 million of rents previously deferred, $8.4 million has come due and $0.3 million has been written off. Of the amounts that have come due, $8.0 million, or approximately 96% has been paid.
    Saul Centers is a self-managed, self-administered equity REIT headquartered in Bethesda, Maryland. Saul Centers currently operates and manages a real estate portfolio comprised of 61 properties which includes (a) 57 community and neighborhood Shopping Centers and Mixed-Use properties with approximately 9.8 million square feet of leasable area and (b) four land and development properties. Over 85% of the Company’s property operating income is generated from properties in the metropolitan Washington, DC/Baltimore area.

Contact:	Carlos L. Heard
(301) 986-7737
Safe Harbor Statement
    Certain matters discussed within this press release may be deemed to be forward-looking statements within the meaning of the federal securities laws. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. These factors include, but are not limited to, the risk factors described in our Annual Report on Form 10-K filed on March 2, 2023, and include the following: (i) general adverse economic and local real estate conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms to the Company, (iv) the Company’s ability to raise capital by selling its assets, (v) changes in governmental laws and regulations and management’s ability to estimate the impact of such changes, (vi) the level and volatility of interest rates and management’s ability to estimate the impact thereof, (vii) the availability of suitable acquisition, disposition, development and redevelopment opportunities, and risks related to acquisitions not performing in accordance with our expectations, (viii) increases in operating costs, (ix) changes in the dividend policy for the Company’s common and preferred stock and the Company’s ability to pay dividends at current levels, (x) the reduction in the Company’s income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, (xi) impairment charges, (xii) unanticipated changes in the Company’s intention or ability to prepay certain debt prior to maturity and (xiii) an epidemic or pandemic (such as the outbreak and worldwide spread of COVID-19), and the measures that international, federal, state and local governments, agencies, law enforcement and/or health authorities implement to address it, which may (as with COVID-19) precipitate or exacerbate one or more of the above-mentioned and/or other risks, and significantly disrupt or prevent us from operating our business in the ordinary course for an extended period. Given these uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements that we make, including those in this press release. Except as may be required by law, we make no promise to update any of the forward-looking statements as a result of new information, future events or otherwise. You should carefully review the risks and risk factors included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2023.
www.SaulCenters.com

Saul Centers, Inc.
Consolidated Balance Sheets
(In thousands)

	December 31,
(Dollars in thousands, except per share amounts)	2022	2021
Assets
Real estate investments
Land	$511,529	$511,529
Buildings and equipment	1,576,924	1,566,686
Construction in progress	319,683	205,911
	2,408,136	2,284,126
Accumulated depreciation	(688,475)	(650,113)
	1,719,661	1,634,013
Cash and cash equivalents	13,279	14,594
Accounts receivable and accrued income, net	56,323	58,659
Deferred leasing costs, net	22,388	24,005
Other assets	21,651	15,490
Total assets	$1,833,302	$1,746,761
Liabilities
Mortgage notes payable	$961,577	$941,456
Revolving credit facility payable	161,941	103,167
Term loan facility payable	99,382	99,233
Accounts payable, accrued expenses and other liabilities	42,978	25,558
Deferred income	23,169	25,188
Dividends and distributions payable	22,453	21,672
Total liabilities	1,311,500	1,216,274
Equity
Preferred stock, 1,000,000 shares authorized:
Series D Cumulative Redeemable, 30,000 shares issued and outstanding	75,000	75,000
Series E Cumulative Redeemable, 44,000 shares issued and outstanding	110,000	110,000
Common stock, $0.01 par value, 40,000,000 shares authorized, 24,016,009 and 23,840,471 shares issued and outstanding, respectively	240	238
Additional paid-in capital	446,301	436,609
Partnership units in escrow	39,650	39,650
Distributions in excess of accumulated earnings	(273,559)	(256,448)
Accumulated other comprehensive income	2,852	—
Total Saul Centers, Inc. equity	400,484	405,049
Noncontrolling interests	121,318	125,438
Total equity	521,802	530,487
Total liabilities and equity	$1,833,302	$1,746,761

Saul Centers, Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(unaudited)
Revenue
Rental revenue	$61,072	$58,881	$240,837	$234,515
Other	1,264	1,359	5,023	4,710
Total revenue	62,336	60,240	245,860	239,225
Expenses
Property operating expenses	9,760	8,461	35,934	32,881
Real estate taxes	6,937	6,625	28,588	28,747
Interest expense, net and amortization of deferred debt costs	11,775	10,865	43,937	45,424
Depreciation and amortization of deferred leasing costs	12,069	12,420	48,969	50,272
General and administrative	6,404	6,019	22,392	20,252
Loss on early extinguishment of debt	—	—	648	—
Total expenses	46,945	44,390	180,468	177,576
Net Income	15,391	15,850	65,392	61,649
Noncontrolling interests
Income attributable to noncontrolling interests	(3,528)	(3,607)	(15,198)	(13,260)
Net income attributable to Saul Centers, Inc.	11,863	12,243	50,194	48,389
Preferred stock dividends	(2,799)	(2,799)	(11,194)	(11,194)
Net income available to common stockholders	$9,064	$9,444	$39,000	$37,195
Per share net income available to common stockholders
Basic and diluted	$0.38	$0.40	$1.63	$1.57

Weighted Average Common Stock:
Common stock	24,011	23,765	23,964	23,655
Effect of dilutive options	—	22	8	7
Diluted weighted average common stock	24,011	23,787	23,972	23,662

Reconciliation of net income to FFO available to common stockholders and noncontrolling interests (1)
	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except per share amounts)	2022	2021	2022	2021
Net income	$15,391	$15,850	$65,392	$61,649
Add:
Real estate depreciation and amortization	12,069	12,420	48,969	50,272
FFO	27,460	28,270	114,361	111,921
Subtract:
Preferred stock dividends	(2,799)	(2,799)	(11,194)	(11,194)
FFO available to common stockholders and noncontrolling interests	$24,661	$25,471	$103,167	$100,727
Weighted average shares and units:
Basic	33,309	32,795	33,256	32,029
Diluted (2)	34,017	33,762	33,972	33,098
Basic FFO per share available to common stockholders and noncontrolling interests	$0.74	$0.78	$3.10	$3.14
Diluted FFO per share available to common stockholders and noncontrolling interests.	$0.72	$0.75	$3.04	$3.04

(1)    The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is defined by NAREIT as net income, computed in accordance with GAAP, plus real estate depreciation and amortization, and excluding impairment charges on depreciable real estate assets and gains or losses from property dispositions. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the Company’s Consolidated Statements of Cash Flows for the applicable periods. There are no material legal or functional restrictions on the use of FFO. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a meaningful supplemental measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time (i.e. depreciation), which is contrary to what the Company believes occurs with its assets, and because industry analysts have accepted it as a performance measure. FFO may not be comparable to similarly titled measures employed by other REITs.

(2)    Beginning March 5, 2021, fully diluted shares and units includes 1,416,071 limited partnership units that were held in escrow related to the contribution of Twinbrook Quarter by 1592 Rockville Pike. Half of the units held in escrow were released on October 18, 2021. The remaining units held in escrow are scheduled to be released on October 18, 2023.

Reconciliation of total revenue to same property revenue (3)
(in thousands)	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Total revenue	$62,336	$60,240	$245,860	$239,225
Less: Acquisitions, dispositions and development properties	—	—	—	—
Total same property revenue	$62,336	$60,240	$245,860	$239,225

Shopping Centers	$43,440	$42,746	$172,055	$169,681
Mixed-Use properties	18,896	17,494	73,805	69,544
Total same property revenue	$62,336	$60,240	$245,860	$239,225

Total Shopping Center revenue	$43,440	$42,746	$172,055	$169,681
Less: Shopping Center acquisitions, dispositions and development properties	—	—	—	—
Total same Shopping Center revenue	$43,440	$42,746	$172,055	$169,681

Total Mixed-Use property revenue	$18,896	$17,494	$73,805	$69,544
Less: Mixed-Use acquisitions, dispositions and development properties	—	—	—	—
Total same Mixed-Use revenue	$18,896	$17,494	$73,805	$69,544
(3) Same property revenue is a non-GAAP financial measure of performance that improves the comparability of reporting periods by excluding the results of properties that were not in operation for the entirety of the comparable reporting periods. Same property revenue adjusts property revenue by subtracting the revenue of properties not in operation for the entirety of the comparable reporting periods. Same property revenue is a measure of the operating performance of the Company’s properties but does not measure the Company’s performance as a whole. Same property revenue should not be considered as an alternative to total revenue, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance. Management considers same property revenue a meaningful supplemental measure of operating performance because it is not affected by the cost of the Company’s funding, the impact of depreciation and amortization expenses, gains or losses from the acquisition and sale of operating real estate assets, general and administrative expenses or other gains and losses that relate to ownership of the Company’s properties. Management believes the exclusion of these items from same property revenue is useful because the resulting measure captures the actual revenue generated and actual expenses incurred by operating the Company’s properties. Other REITs may use different methodologies for calculating same property revenue. Accordingly, the Company’s same property revenue may not be comparable to those of other REITs.

Reconciliation of net income to same property operating income (4)
	Three Months Ended December 31,		Year Ended December 31,
(In thousands)	2022	2021	2022	2021
Net income	$15,391	$15,850	$65,392	$61,649
Add: Interest expense, net and amortization of deferred debt costs	11,775	10,865	43,937	45,424
Add: Depreciation and amortization of deferred leasing costs	12,069	12,420	48,969	50,272
Add: General and administrative	6,404	6,019	22,392	20,252
Add: Loss on early extinguishment of debt	—	—	648	—
Property operating income	45,639	45,154	181,338	177,597
Less: Acquisitions, dispositions and development properties	—	—	—	—
Total same property operating income	$45,639	$45,154	$181,338	$177,597

Shopping Centers	$33,646	$34,050	$135,160	$133,897
Mixed-Use properties	11,993	11,104	46,178	43,700
Total same property operating income	$45,639	$45,154	$181,338	$177,597

Shopping Center operating income	$33,646	$34,050	$135,160	$133,897
Less: Shopping Center acquisitions, dispositions and development properties	—	—	—	—
Total same Shopping Center operating income	$33,646	$34,050	$135,160	$133,897

Mixed-Use property operating income	$11,993	$11,104	$46,178	$43,700
Less: Mixed-Use acquisitions, dispositions and development properties	—	—	—	—
Total same Mixed-Use property operating income	$11,993	$11,104	$46,178	$43,700

(4) Same property operating income is a non-GAAP financial measure of performance that improves the comparability of reporting periods by excluding the results of properties that were not in operation for the entirety of the comparable reporting periods. Same property operating income adjusts property operating income by subtracting the results of properties that were not in operation for the entirety of the comparable periods. Same property operating income is a measure of the operating performance of the Company’s properties but does not measure the Company’s performance as a whole. Same property operating income should not be considered as an alternative to property operating income, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance. Management considers same property operating income a meaningful supplemental measure of operating performance because it is not affected by the cost of the Company’s funding, the impact of depreciation and amortization expenses, gains or losses from the acquisition and sale of operating real estate assets, general and administrative expenses or other gains and losses that relate to ownership of the Company’s properties. Management believes the exclusion of these items from property operating income is useful because the resulting measure captures the actual revenue generated and actual expenses incurred by operating the Company’s properties. Other REITs may use different methodologies for calculating same property operating income. Accordingly, same property operating income may not be comparable to those of other REITs.